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                                                                  EXHIBIT 10.5a




Mr. John Dahl
18 Meryton
Irvine, Calif.  92612


Dear John:


As a result of our conversation, I am outlining the proposed terms of your employment with American Residential and Home Asset Management. We are very encouraged by your interest and look forward to working together to create a very exciting company. Please call me after reviewing these terms if you have any questions.


Position: Executive Vice President

Responsibility:  Capital Markets and Loan Production

Base Salary:  $175,000.00

Bonus Potential:  up to 100% of Base Salary

Options:  Initial Grant of 75,000 options at market at time of employment.
                -Full vesting upon change of control
                -Current vesting and 90 day exercise provision for termination with out cause

Benefits:  Participation in all company programs available to Senior Officers:
                401K program [starting in 1998]
                company pays 100% of health care and insurance premiums employee stock purchase program [available after IPO] employee loan program to purchase AmReit stock [ after IPO]

Severance:  one year's salary for termination without cause.

Transition:      up to $25,000 of out of pocket expenses associated with a move to the San Diego area if within 18 months of hire date. You will be entitled to a signing bonus and a regular bonus for 1997 of $100,000 all of which you have elected





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                 to defer into the Home Asset Management Corporation Executive
                 Deferred Compensation Plan.

      John, again we are very excited about you helping us and look forward to your response. Feel free to contact me at home over the weekend to discuss any aspects of this offer.

My home phone number is  619-756-5441 and you have the work number.

We look forward to your response.


Sincerely,



Jay M. Fuller
President